UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (March 9, 2017) March 14, 2017

comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33520	54-1955550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11950 Democracy Drive
Suite 600
Reston, Virginia 20190
(Address of principal executive offices, including zip code)

(703) 438-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On March 9, 2017, comScore, Inc. (the “Company”) received an additional Staff Determination letter from the Nasdaq Listing Qualifications Department staff (the “Staff”), stating that because the Company had not filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Form 10-K”), that such delinquency serves as an additional non-compliance event of Nasdaq’s listing rules, specifically Rule 5250(c)(1).
As previously disclosed, the Company has not been in compliance with Nasdaq Listing Rule 5250(c)(1) since March 2016, which requires listed companies to timely file all required periodic financial reports with the Securities and Exchange Commission (the “SEC”). The Company is also not in compliance with Nasdaq Listing Rule 5620(a), which required the Company to hold an annual meeting of stockholders for fiscal year 2015 by no later than December 31, 2016. On October 25, 2016, the Nasdaq Hearings Panel (the “Panel”) granted the Company’s request for continued listing of its common stock on Nasdaq until February 23, 2017, subject to certain conditions. One of the Panel’s conditions for continued listing required the Company file with the SEC by February 23, 2017 its Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and its Quarterly Reports on Form 10-Q for the quarterly periods ending March 31, 2016, June 30, 2016 and September 30, 2016 (collectively, the “Reports”). Despite considerable efforts by the Company to regain compliance with all Nasdaq continued listing standards, the Company informed the Panel on February 2, 2017 of its determination that it would be unable to satisfy the February 23, 2017 deadline. The Panel suspended trading in the Company’s common stock on February 8, 2017.
Although the Company has appealed the Panel’s decision to the Nasdaq Listing and Hearing Review Council, no assurance can be given that the appeal will be successful in preventing the delisting of the Company’s shares. During the pendency of the appeal, the Staff continues to monitor the Company notwithstanding the February 8, 2017 suspension of trading in the Company’s common stock until such time as the Company’s stock is technically delisted from a regulatory standpoint, which cannot occur until the appeal is concluded. From a trading perspective, there is little difference between the Company’s common stock being “suspended” or “delisted.” The Company’s inability to timely file the 2016 Form 10-K does not change the Company’s trading status, nor do we believe that it materially impacts the appeal.

The Company is working as expeditiously as possible toward filing all required periodic financial reports with the SEC. As previously disclosed, the Company is targeting the Summer of 2017 to complete the financial restatement and to be current with all of its SEC filings, although there can be no assurance that the process will be completed by that time. Once the Company has regained compliance with its SEC filing requirements, the Company will promptly seek to relist its common stock on a national securities exchange.
The Company disclaims any intention to update this Current Report on Form 8-K to disclose any further response or action that the Company may take after the filing of this report.

Item 8.01. Other Events.
The Company is also filing this Current Report on Form 8-K in order to provide an update on the capitalization of the Company. As of March 14, 2017, there were 57,276,776 shares of the Company’s common stock outstanding, an increase of 18,322,386 shares since November 3, 2015, the last date for which the Company had publicly disclosed the number of shares of the Company’s common stock outstanding. The change in the number of shares outstanding is primarily due to the issuance of shares of the Company’s common stock in connection with the Company’s acquisition of Rentrak Corporation on January 29, 2016, repurchases of outstanding shares by the Company and the settlement of equity awards of the Company,
.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.

By:	/s/ Carol DiBattiste
Carol DiBattiste
General Counsel & Chief Privacy and People Officer
Date: March 14, 2017